As filed with the Securities and Exchange Commission on January 24, 2001.

                                        Registration Number: ____________

                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                             FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT
                              OF 1933.

                 TONER SYSTEMS INTERNATIONAL, INC.
         (Exact name of registrant as specified in its charter)


           Nevada                                    87-0419231
     (State or other jurisdiction of    (I.R.S. Employer Identification Code
      incorporation or organization)      Number)

TONER SYSTEMS INTERNATIONAL, INC.           Alan Sporn, CEO
                                            Toner Systems International, Inc.
27752 Greenfield Drive                      27752 Greenfield Drive
Laguna Hills, CA. 92653                     Laguna Hills, CA. 92653
(949)643-8585                              (949)643-8585
(Address, including zip code               (Address, including zip code and
and telephone number, including             telephone number, including area
area code of Registrants principal          code of agent for service)
offices and principal place of
Business)

                 Consulting Agreement with C. K. Tam, et al.
                        (Full title of Plan)

Copies to:
Bernabe Diaz, Esq.
c/o Corporate Services Group
71 Stony Hill Rd., 2nd Flr.
Bethel, CT  06801

                      CALCULATION OF REGISTRATION FEE*
   ________________________________________________________________________
                                        Proposed Maximum
Title of       Common Shares to be   Offering    Aggregate     Amount of
each class     Registered            Per Unit    Offering      Registration
of                                               Price         Fee
Securities
to be
Registered      1,360,000              $2.00      $2,720,000     $718.08
Common
Stock, par
value-$.001

   ________________________________________________________________________
*Pursuant to the provisions of S.E.C. Rule 16, the Registrant is registering such additional Securities as may be issuable pursuant to applicable anti-dilutive obligations of the Registrant with reference to the securities registered.


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                             PART II

         INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3		Incorporation of Documents by Reference

	The following documents, which have been filed by Toner Systems International, Inc. (the "Registrant") with the Securities and Exchange Commission, are incorporated herein by reference:

(a) Reports on Form 10-KSB and 10-QSB

     1. Quarterly and Annual Reports on Form 10-QSB and 10-KSB, respectively, as timely filed with the Securities and Exchange Commission pursuant to the Securities and Exchange Act of 1934.

    2. Quarterly Reports Filed on Form 10-QSB, filed on September 11, 2000 and on November 6, 2000.

(b) Reports on Form 8-K

(c) Registration Statement Filed on Form 10SB on June 8, 2000,and amended on Form 10SB/A, Filed on July 7, 2000.


         All documents files by the Registrant with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold shall, except to the extent otherwise provided by any rule promulgated by the Securities and Exchange Commission, be deemed incorporated by reference in this Registration statement and to be part hereof from the date of filing such document.


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Item 4		Description of Securities

	The Registrant is authorized to issue 50,000,000 shares of Common Stock, with a par value of $0.001. Immediately prior to this offering 10,048,762 shares of Common Stock were outstanding and held of record by approximately 200 persons. The holders of Common Stock have one vote per share on all matters (including election of directors) without provision for cumulative voting. Thus, holders of more than fifty percent (50%) of the shares voting for the election of directors can elect all of the directors, if they choose to do so. The Common Stock is not redeemable and has no conversion or pre-emptive rights. The Common Stock currently outstanding is (and the Shares being used pursuant to this prospectus will be) validly issued, fully paid and non- assessable. In the event of liquidation of the Registrant, the holders of Common Stock will share equally in any balance of the Registrant's assets available for distribution to them after satisfaction of creditors and the holders of the Registrant's senior securities. The Registrant may pay dividends, in cash or in securities or other property when and declared by the board of directors from funds legally available therefor, but has paid no cash dividends on its Common Stock.

Item 5		Interests of Named Experts and Counsel

	Bernabe Diaz, Esquire, the Registrant's general counsel, owns no shares of the Registrant's common stock or Preferred Stock. Mr.
Diaz is the attorney providing the legal opinion required by the Registration Statement.

Item 6		Indemnification of Directors

        In accordance with General Corporation Laws of the State of Delaware which were in effect at the time of Registrant was incorporated, the Registrant's Board of Directors adopted by resolution, as further set forth in the Registrant's by laws, provisions relative to indemnification of its Officers and Directors against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the defense of any proceeding or threatened proceeding to which such person was or is a party, or is threatened to be made a party by reason of the fact that such person was or is an officer or director, provided that, (i) such director or officer acted in good faith or in manner reasonably believed by him to be in the best interests of the corporation to procure a judgment in its favor. In the latter case, the power to indemnify extends to expenses actually or reasonably incurred in connection with the defense or settlement of any proceeding if such person (i) acted in good faith, and (ii) in the manner such officer and director believed to be in the best interests of the corporation and with such care, including reasonable inquiry, as an ordinary prudent person would use under similar circumstances. No indemnification will be made in respect of any claim, issue or matter, as to which such person shall have been adjudged liable for negligence or misconduct in the performance of his duty to corporation unless, and only to extent that, the court in which such action or suit was brought shall determine upon an application of that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the court shall deem proper. Otherwise, indemnification for an officer and director meeting the applicable standards of conduct is determined by a majority of the disinterested directors or shareholders or upon application by the corporation, such officer or director or his attorney, to the court in which such proceeding was pending. Notwithstanding the foregoing, the Registrant is contemplating amending its indemnification of officers and directors to allow the Registrant to utilize the broader indemnification now allowed under the Delaware Corporation Act.

	The Securities & Exchange Commission is of the opinion that indemnification of the Registrant's officers or directors for the matters involving violation of securities laws is against public policy and that agreements therefor are consequently unenforceable.

Item 7		Exemption From Registration Claimed

	Not applicable.

Item 8		Exhibits

4.	Constituent Documents:

	.1	Original Articles of Incorporation*
	.11	1st Amendment to Articles of Incorporation*
 	.12	2nd Amendment to Articles of Incorporation*
	.2	Original Bylaws*
	.21	Current Bylaws, as amended. *

5.	Opinion of Bernabe Diaz, Esq. at page 6.

10. Consulting Agreement with C. K. Tam, et al at page 7.

___________
* Filed with the Registrant's Registration Statement on Form 10SB12G
* and Exhibits appended thereto, as amended, with the Securities and Exchange Commission (Filed on June 6, 2000).


Item 9		Undertakings

(a)      Rule 415 offering.

1.	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information;

(2)	That, for the purpose of determining any liability under Securities
Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

(3)	To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      Filings incorporating subsequent Exchange Act documents by reference.

	The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of the employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

(c)      Filings of registration statement on Form S-8.

	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, in the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

	Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant hereby certifies that it meets all of the requirements for filing of Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned in the City of Laguna Hills, State of California on January 24, 2001.

Toner Systems International, Inc.

By:/s/Alan Sporn/s/
      Alan Sporn, President



Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date:	January 24, 2001

By:  __/s/Alan Sporn/s/___
          Alan Sporn
     President & Director

EXHIBIT 5.1

Opinion of Bernabe B. Diaz, Registrant's Counsel

January 24, 2001

Securities and Exchange Commission
Washington, D.C. 20549

		Re: Toner Systems International, Inc. (the "Registrant")

Gentlemen:

        This opinion is given in connection with the filing of the Registration Number ________ (the "Registration Statement") filed with the United States Securities and Exchange Commission, as it pertains to 1,360,000 shares of the "Registrant" common stock, with a par value of $0.001 to be issued to C. K. Tam, et al. pursuant to the terms of a consulting agreement dated January 24, 2001.

        Certain terms used in this opinion characterized by initial capital letter have been meaning set forth in the Registration Statement. We have examined the originals and copies of corporate instruments, certificates and other documents of the Registrant and interviewed representatives of the Registrant to the extent we deemed it necessary, in order to form the basis for the opinion hereinafter set forth. A major portion of our investigation of the registrant involved review of 34 Act reports heretofore filed by the Registrant, the information contained therein having been presumed to be accurate.

        In such examination we have assumed the geniuses of all signatures and authenticity of all documents submitted to us as certified and photostat copies. As to all questions of fact material to this opinion which have not been independently established, we have relied upon statements or certificates of officers or representatives of the Registrant.

        Based on the foregoing, we are of opinion that the 1,360,000 shares of the registrant's common stock referred to in the Registration Statement will, upon issuance after payment therefor, be fully paid and non-assessable and there is no personal liability to the owners thereof.

        This law firm hereby consents to the filing of this opinion as an exhibit to the Registration Statement; however, this opinion is limited to the facts set forth herein and is not to be interpreted as an opinion that the Registration Statement has been properly prepared, or provides all required disclosure.

                                      Very truly yours,

                                     /s/Bernabe B. Diaz/s/
                                        Bernabe B. Diaz

Exhibit 99.1
                               AGREEMENT

	THIS AGREEMENT (the "Agreement"), dated January 24, 2001, is made and entered into by and between TONER SYSTEMS INTERNATIONAL, INC., (hereinafter referred to as "TSI"), a Public Company incorporated pursuant to the laws of Delaware, OF THE FIRST PART, and Robert Polkowski, William Weisman, and C. K. Tam, (hereinafter collectively referred to as "Consultant"), OF THE SECOND PART.

P R E A M B L E :

	WHEREAS, TSI desires to pay Consultant in Common Stock of TSI for Services rendered to TSI and continuing to be rendered to the Consultant; and

WHEREAS the Consultant has agreed to accept such payment;

	NOW, THEREFORE, in consideration for the Consultant's agreement to render the hereinafter described services, as well as services already rendered, as well as of the premises, the sum of TEN ($10) DOLLARS, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE ONE

CONSULTANT SERVICES

1.1	The Consultant has performed the following services for TSI:

(a)	Consultant provided consulting and legal services to TSI culminating on the agreements of purchase and sale with JBE Electronics. Inc., and eKomart, Inc., as well as introductions and due diligence with respect to 3 other acquisition targets.

(b)	Consultant has worked with TSI to further develop its management structure and its Board of Directors, and helped develop and plan its strategy in acquiring companies that melded with TSI's development plans. Consultant has also reviewed all expansion plans, including expansion by takeover, and commented on the desirability and feasibility of the said plans, and helped develop plans of action for TSI's general plans for expansion as required.

(c)	Consultant has agreed to continue to provide the above services for a further period of two years.

ARTICLE TWO

FEES, EXPENSES, AND TERMINATION

2.1	Fees

(a) The parties have agreed to pay Consultant a fee of 1,360,000 free trading shares, said shares shall be delivered within 7 working days of the execution of this agreement. The said shares shall be issued to each consultant on a pari passu basis. This payment is in lieu of any monetary settlement, taking into account the ability of TSI to pay any settlement in a timely manner, and taking into account the costs of any protracted settlement discussions.

(b) The parties hereto agree that no further compensation shall be sought by Consultant for any services rendered to TSI, and Consultant has no claims in law or equity for any sum of money due it by TSI.

2.2	Expenses

	Consultant has borne all its own expenses in providing the services herein, and the parties hereto agree that no further claim may be made by Consultant for expenses incurred in the execution of Consultant's duties.

2.3	Termination

(a)	This Agreement shall terminate two years from the date of execution hereof.


ARTICLE THREE

MISCELLANEOUS

3.1	All notices, demands or other written communications hereunder shall be in writing, and unless otherwise provided, shall be deemed to have been duly given on the first business day after mailing by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

        TO CONSULTANT: William Weisman, c/o Harrowood Management, Inc., 2101 Corporate Boulevard N.W., Suite 300, Boca Raton, Florida 33432;

and

        TO TSI: _____________________________________

in each case, with copies to such other address or to such other persons as any Party shall designate to the others for such purposes in the manner herein above set forth.

3.2	Time shall be of the essence in this Agreement.

3.3	This Agreement may be executed in one or more counterparts, each of which when so executed shall constitute an original and all of which together shall constitute one and the same agreement.

3.4	This Agreement, constitutes the entire agreement between the parties hereto. There are not and shall not be any verbal statements, representations, warranties, undertakings or agreements between the parties and this Agreement may not be amended or modified in any respect except by written instrument signed by the parties hereto.

3.5	This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York. Any and all disputes arising under this Agreement whether as to interpretation, performance or otherwise, shall be subject to the exclusive jurisdiction of the Courts of the State of New York. Each of the parties hereto hereby irrevocably attorns to the jurisdiction of the Courts of the State of New York.

3.6	The parties hereto shall sign such further and other papers, cause such meetings to be held, resolutions passed and by-laws enacted, exercise their vote and do or cause to be done all such other acts and things as may be necessary or desirable in order to give full force and effect to this Agreement and every part thereof.

3.7	The headings used herein are inserted for convenience of reference only and shall not affect the construction of, or interpretation of, this Agreement.

3.8	In the event that any Article or section of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the remainder of the provisions hereof, but such part shall be fully severable, and this Agreement shall be construed and enforced as if such invalid or unenforceable part had never been inserted herein and the parties do hereby agree that they would have signed this Agreement without such invalid or unenforceable part included herein.

3.9	In this Agreement words importing the singular number only shall include the plural and vice versa; and words importing the masculine gender shall include the feminine and vice versa.

3.10	This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal personal representatives, successors and permitted assigns.

3.11	Where the date for the expiry of any time period or for the closing of any thing hereunder expires or falls upon a day which is not a Business Day, the time so limited extends to and the thing shall be done on the day next following that is a Business Day.

3.12	Except as defined herein, the original Agreement shall be the governing document between the parties hereto, and, in the event there is any inconsistency between this amendment and the original Agreement, this amendment shall be held to govern the relationship among the parties hereto.

		IN WITNESS WHEREOF the parties hereto have executed this Agreement on the day and year first above written.

SIGNED, SEALED AND DELIVERED            )
               in the presence of
                                        )       //Alan Sporn//_____________
                                        )       Toner Sys. Int., INC.
                                        )       per: Alan Sporn, CEO
                                        )
                                        )       //C. K. Tam//
                                        )         C. K. Tam
                                        )
                                        )       //William Weisman//
                                        )         William Weisman
                                        )
                                        )       //Peter Markus//
                                        )         Peter Markus
                                        )
                                        )       //Robert Polkowski//
                                        )         Robert Polkowski


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